Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)

Registration Statement (Form S-8 No. 333-226291) pertaining to the Amended and Restated 2008 Stock Incentive Plan, the 2018 Equity Incentive Plan and the 2018 Employee Stock Purchase Plan of Constellation Pharmaceuticals, Inc.;

(2)	Registration Statement (Form S-8 No. 333-230294) pertaining to the 2018 Equity Incentive plan of Constellation Pharmaceuticals, Inc.; and
(3)	Registration Statement (Form S-3 Nos. 333-235550, 333-235417 and 333-232992) of Constellation Pharmaceuticals, Inc.

of our report dated March 10, 2020, with respect to the consolidated financial statements of Constellation Pharmaceuticals, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 10, 2020